EX-10.9.4

EMPLOYMENT AGREEMENT

THIS AGREEMENT made as of January 19, 2011.

BETWEEN:

Emeritus Corporation, a corporation duly incorporated under the laws of the State of Washington;

(“Emeritus")

AND:

Daniel R. Baty, an individual,

(the "Executive")

WHEREAS: Executive has been employed by Emeritus most recently as Chairman and Co-Chief Executive Officer;

WHEREAS:  Executive will resign from his position as Co-Chief Executive Officer but remain an employee and an officer of Emeritus;

WHEREAS:  Executive and Emeritus wish to formally record the terms and conditions upon which the Executive will remain employed by Emeritus, and each of Emeritus and the Executive have agreed to the terms and conditions set forth in this Agreement, as evidenced by their execution hereof.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE 1

CONTRACT FOR SERVICES

1.1
Engagement of Executive.  Subject to earlier termination of Employment as hereinafter provided, Emeritus hereby agrees to employ the Executive in accordance with the terms and provisions hereof. The Executive shall perform his duties hereunder in Seattle, Washington, at Emeritus’s corporate headquarters. However, Executive acknowledges and agrees that the performance of his duties hereunder may require significant domestic and some international travel.

1.2
Term.  Unless terminated earlier in accordance with the provisions hereof, the term of employment under this Agreement shall commence on January 1, 2011 (the "Effective Date") and shall continue until terminated by either party as provided herein (the "Term").

1.3
Duties.  As long as this Agreement remains in effect and unless and until otherwise agreed the Executive shall be considered employed on a full time basis and shall devote as much time and attention to the duties reasonably requested by Emeritus, as he and Emeritus reasonably determine appropriate.  Subject to the terms of Section 4.1 below, the Executive agrees and undertakes to inform the board of directors of Emeritus, (the "Board") promptly after becoming aware of any matter that may in any way raise a conflict of interest between the Executive and Emeritus under the Emeritus Code of Conduct or Code of Ethics.  The services hereunder shall be provided on the basis of the following terms and conditions:

ARTICLE 2

COMPENSATION

2.1	Compensation.

(a)	As compensation for services rendered by the Executive during the Term, the Executive shall be paid an annualized salary (the "Salary") according to the following schedule:

From January 1, 2011 through December 31, 2011, his Salary will be equal to $600,000;

From January 1, 2012 through December 31, 2012, his Salary will be equal to $300,000;

From January 1, 2013 through December 31, 2013, his Salary will be equal to $300,000;

Thereafter, Executive’s Salary shall be mutually determined by Executive and the Compensation Committee of the Board.

Executive shall not be entitled to any additional pay for overtime hours. The Salary shall be paid to the Executive in accordance with Emeritus’s general policies and procedures, but no less than once per month. Except as specifically set forth herein, the Salary includes any and all payments to which the Executive is entitled from Emeritus hereunder and under any applicable law, regulation or agreement.

(b)
Emeritus will deduct from Executive's Salary and any other amounts payable to Executive under this Agreement all applicable taxes, charges or other withholdings required by applicable law in any applicable territory, or otherwise properly authorized by Executive.

(c)
Executive shall be paid the incentive compensation to which he is entitled under applicable Emeritus plans in respect of services performed in 2010, but shall not be entitled to any incentive compensation in respect of services performed after December 31, 2010.

2.2	Stock Options.

(a)
Upon execution of this Agreement, and subject to approval by the Subcommittee for Qualified Based Compensation of the Compensation Committee of the Board, Executive shall receive a stock option grant under the Company’s Amended and Restated 2006 Equity Incentive Plan to purchase 300,000 shares of Emeritus common stock at an exercise price equal to the closing market price of Emeritus’s common stock on the date of grant.  The option will vest 1/3 on each of December 31, 2011, December 31, 2012 and December 31, 2013 subject to the Executive's continued service, expire 10 years after the date of grant and otherwise generally have the terms and conditions then applicable to options granted to executives of the Company.

(b)	The stock option grants provided for in Section 2.2(a) above will be in lieu of any stock option awards Executive would otherwise be entitled as an executive or outside director of Emeritus.

2.3
Expenses.  The Executive will be reimbursed by Emeritus for all reasonable business expenses actually incurred by the Executive in connection with his duties, within previously approved budgets, upon submission of a monthly statement of expenses.

2.4
Benefits.  During the Term of this Agreement, Executive shall be entitled to participate in Emeritus’s employee benefit plans, policies, programs and arrangements (including, without limitation, paid vacation and holidays, sick leave, and plans providing retirement benefits and medical, dental, hospitalization, life, and disability as may be amended from time to time, on the same terms as other executive officers of Emeritus to the extent Executive meets the eligibility requirements for any such plan, policy, program or arrangement, and will be covered by Emeritus’s directors’ and officers’ liability insurance).  Following  termination of Executive’s employment, Emeritus shall pay Executive a lump sum equal to eighteen (18) months of COBRA premiums at the rate in effect under the Emeritus’ group health plan in which Executive is participating (and for the coverage in effect for Executive (and his spouse and dependent children) under that group health plan) immediately prior to the date of Executive’s termination of employment.  Such payment shall be made within thirty (30) days after Executive's termination of employment, unless a later payment date is required by Section 8.13 herein.

2.5
Deductions.  The Executive acknowledges that all payments by Emeritus in respect of the services provided by the Executive shall be net of all amounts which Emeritus as employer is required to deduct or withhold from Salary or other payments to an executive in accordance with the statutory requirements (including, without limitation, income tax, employee contributions and unemployment insurance contributions) of any applicable jurisdiction (including, without limitation, the law of the State of Washington).

ARTICLE 3

CONFIDENTIALITY

3.1
Maintenance of Confidential Information.  The Executive acknowledges that in the course of employment hereunder the Executive will, either directly or indirectly, have access to and be entrusted with information (whether oral, written or by inspection) relating to Emeritus or its subsidiaries, affiliates, associates or customers (the "Confidential Information"). For the purposes of this Agreement, "Confidential Information" includes, without limitation, any and all trade secrets, inventions, innovations, techniques, processes, formulas, drawings, designs, products, systems, creations, improvements, documentation, data, specifications, technical reports, customer lists, supplier lists, distributor lists, distribution channels and methods, retailer lists, reseller lists, employee information, financial information, sales or marketing plans, competitive analysis reports and any other thing or information whatsoever, whether copyrightable or uncopyrightable or patentable or unpatentable.  The Executive acknowledges that the Confidential Information constitutes a proprietary right, which Emeritus is entitled to protect.  Accordingly the Executive covenants and agrees that during the Term and thereafter until such time as all the Confidential Information becomes publicly known and made generally available through no action or inaction of the Executive, the Executive will keep in strict confidence the Confidential Information and shall not, without prior written consent of Emeritus, disclose, use or otherwise disseminate the Confidential Information, directly or indirectly, to any third party; notwithstanding the restrictions in the foregoing provisions, information shared by Executive with Emeritus pursuant to the Shared Opportunities Agreement (defined below) shall not be subject to such restrictions.

3.2
Exceptions.  The general prohibition contained in Section 3.1 against the unauthorized disclosure, use or dissemination of the Confidential Information shall not apply in respect of any Confidential Information that:

(a)	is available to the public generally in the form disclosed;

(b)	becomes part of the public domain through no fault of the Executive;

(c)	is already in the lawful possession of the Executive at the time of receipt of the Confidential Information; or

(d)
is compelled by applicable law to be disclosed, provided that the Executive gives Emeritus prompt written notice of such requirement prior to such disclosure and provides assistance in obtaining an order protecting the Confidential Information from public disclosure.

3.3
Fiduciary Obligation. The Executive declares that the Executive’s relationship to Emeritus is that of an officer and fiduciary, and the Executive agrees to act towards Emeritus and otherwise behave as a fiduciary of Emeritus.

ARTICLE 4
CONFLICTS OF INTEREST

4.1
Conflict of Interest: Except as otherwise provided in the Shared Opportunities Agreement of even date between Emeritus and Executive, Executive acknowledges that he maintains an affirmative obligation to continue to notify Emeritus and the Board in each and every case that it is apparent that activities or investments in which he is engaged could pose a conflict of interest with Emeritus, whether or not permitted under Section 3.1 and 3.2 above.

4.2
No Solicitation. Executive shall not directly or indirectly solicit or take away, or attempt to solicit or take away, any person then employed by Emeritus for purposes of employment by or any consulting relationship with Executive or any other person, firm, corporation, partnership, limited liability company or other entity during the term of this Agreement.

ARTICLE 5
TERMINATION

5.1
At all times during the initial three-year term of Executive’s employment under this Agreement, Emeritus shall be entitled to terminate Executive’s employment for “cause” upon written notification to Executive of the grounds for termination.  If Executive’s employment is terminated for “cause,” Executive will not be entitled to and shall not receive any compensation or benefits of any type following the effective date of termination.  As used in this Agreement, the term “cause” shall be limited to acts of embezzlement, fraud, conviction of a felony, plea of guilty or nolo contendere to a felony charge.  Emeritus shall give Executive written notice prior to terminating Executive’s employment based upon a breach of this Agreement, setting forth the exact nature of any alleged breach and the conduct required to cure such breach.  Executive shall have thirty (30) days from the giving of such notice within which to cure.

5.2	After December 31, 2013 either Emeritus or Executive may terminate this agreement for any reason upon 60 days' prior written notice to the other party.

5.3
Executive shall be entitled to terminate this Agreement based upon Emeritus’s breach of this Agreement or the Shared Opportunities Agreement.  Executive shall give Emeritus written notice prior to terminating this Agreement.  Emeritus shall have thirty (30) days from the giving of such notice within which to cure.

ARTICLE 6
MUTUAL REPRESENTATIONS

6.1
Executive represents and warrants to Emeritus that the execution and delivery of this Agreement and the fulfillment of the terms hereof (i) will not constitute a default under or conflict with any agreement or other instrument to which he is a party or by which he is bound, and (ii) do not require the consent of any person or entity.

6.2
Emeritus represents and warrants to Executive that this Agreement has been duly authorized, executed and delivered by Emeritus and that the fulfillment of the terms hereof (i) will not constitute a default under or conflict with any agreement of other instrument to which it is a party or by which it is bound, and (ii) do not require the consent of any person of entity.

6.3
Each party hereto warrants and represents to the other that this Agreement constitutes the valid and binding obligation of such party enforceable against such party in accordance with its terms subject to applicable bankruptcy, insolvency, moratorium and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless if enforcement is sought in proceeding in equity or at law).

ARTICLE 7

NOTICES

7.1
Notices.  All notices required or allowed to be given under this Agreement shall be made either personally by delivery to or by facsimile transmission to the address as hereinafter set forth or to such other address as may be designated from time to time by such party in writing:

(a)	in the case of Emeritus, to:

Attn: Granger Cobb
             President and Chief Executive Officer
             Emeritus Corporation
             3131 Elliott Avenue, Suite 500
             Seattle, WA  98121

(b)	in the case of the Board, to:

Rob Marks, Compensation Committee Chair
Marks Ventures, LLC
35 Mason Street, 3rd Floor
Greenwich, CT  06830

(c)	and in the case of the Executive, to the Executive’s last residence address known to Emeritus.

7.2	Change of Address. Any party may, from time to time, change its address for service hereunder by written notice to the other party in the manner aforesaid.

ARTICLE 8

GENERAL

8.1
Entire Agreement.  As of the date hereof, any and all previous agreements, written or oral between the parties hereto or on their behalf relating to the employment of the Executive by Emeritus are null and void.  The parties hereto agree that they have expressed herein their entire understanding and agreement concerning the subject matter of this Agreement and the Shared Opportunities Agreement and it is expressly agreed that no implied covenant, condition, term or reservation or prior representation or warranty shall be read into this Agreement relating to or concerning the subject matter hereof or any matter or operation provided for herein.

8.2
Further Assurances.  Each party hereto will promptly and duly execute and deliver to the other party such further documents and assurances and take such further action as such other party may from time to time reasonably request in order to more effectively carry out the intent and purpose of this Agreement and to establish and protect the rights and remedies created or intended to be created hereby.

8.3
Waiver.  No provision hereof shall be deemed waived and no breach excused, unless such waiver or consent excusing the breach is made in writing and signed by the party to be charged with such waiver or consent.  A waiver by a party of any provision of this Agreement shall not be construed as a waiver of a further breach of the same provision.

8.4	Amendments in Writing. No amendment, modification or rescission of this Agreement shall be effective unless set forth in writing and signed by the parties hereto.

8.5
Assignment.  Except as herein expressly provided, the respective rights and obligations of the Executive and Emeritus under this Agreement shall not be assignable by either party without the written consent of the other party and shall, subject to the foregoing, enure to the benefit of and be binding upon the Executive and Emeritus and their permitted successors or assigns.  Nothing herein expressed or implied is intended to confer on any person other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement.

8.6
Severability.  In the event that any provision contained in this Agreement shall be declared invalid, illegal or unenforceable by a court or other lawful authority of competent jurisdiction, such provision shall be deemed not to affect or impair the validity or enforceability of any other provision of this Agreement, which shall continue to have full force and effect.

8.7	Headings. The headings in this Agreement are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

8.8
Number and Gender.  Wherever the singular or masculine or neuter is used in this Agreement, the same shall be construed as meaning the plural or feminine or a body politic or corporate and vice versa where the context so requires.

8.9	Time. Time shall be of the essence of this Agreement.

8.10
Governing Law.  This Agreement shall be construed and interpreted in accordance with the laws of the State of Washington applicable therein, and each of the parties hereto expressly agrees to the jurisdiction of the courts or arbitration forum of the State of Washington.

8.11	Enurement. This Agreement is intended to bind and enure to the benefit of Emeritus, its successors and assigns, and the Executive and the personal legal representatives of the Executive.

8.12
Attorneys Fees.  In the event of any litigated dispute between or among any of the parties to this Agreement, the reasonable legal fees and expenses of the party successful in such dispute (whether by way of a decision by a court or other tribunal) will be paid promptly by the unsuccessful party upon presentation by the successful party of an invoice therefore.

8.13
Compliance with Code Section 409A.  The parties intend that this Agreement and any payments and benefits thereunder comply with the deferral, payout and other limitations and restrictions imposed under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).  Notwithstanding anything herein to the contrary, this Agreement shall be interpreted, operated and administered in a manner consistent with such intentions.  Without limiting the generality of the foregoing, and notwithstanding any other provision of this Agreement to the contrary:

(a)
if at the time Executive’s employment hereunder terminates, Executive is a “specified employee,” as defined in Treasury Regulation Section 1.409A-1(i) and determined using the identification methodology selected by the Company from time to time, or if none, the default methodology, any and all amounts payable under this Agreement on account of such termination of employment that would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid in a lump sum on the first day of the seventh month following the date on which Executive’s employment terminates or, if earlier, upon Executive’s death, except (i) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury Regulation Section 1.409A-1(b); (ii) benefits which qualify as excepted welfare benefits pursuant to Treasury Regulation Section 1.409A-1(a)(5); and (iii) other amounts or benefits that are not subject to the requirements of Code Section 409A;

(b)
a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service,” as defined in Treasury Regulation Section 1.409A-1(h) after giving effect to the presumptions contained therein, and, for purposes of any such provision of this Agreement, references to a "terminate," “termination,” “termination of employment” and like terms shall mean separation from service;

(c)
each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments;

(d)
with regard to any provision in this Agreement, including, without limitation, Section 2 hereof, that provides for reimbursement of expenses or in-kind benefits, except for any expense, reimbursement or in-kind benefit provided pursuant to this Agreement that does not constitute a "deferral of compensation," within the meaning of Treasury Regulation Section 1.409A-1(b), (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.

8.14	Disputes

(a)
Except as expressly set forth elsewhere in this Agreement, it is mutually agreed between the parties that arbitration shall be the sole and exclusive remedy to redress any dispute, claim or controversy (thereinafter referred to as “dispute”) involving the interpretation of this Agreement or the terms, conditions or termination of this Agreement or the terms, conditions or termination of Executive’s employment with Emeritus.  It is the intention of the parties that the arbitration award will be final and binding and that a judgment on the award may be entered in any court of competent jurisdiction and enforcement may be had according to its terms.

(b)
The arbitrator shall be chosen from a list provided by the American Arbitration Association and the Arbitration shall be conducted before a single arbitrator in Seattle, Washington, pursuant to the Employment Dispute Resolution Rules of the American Arbitration Association then in effect. Emeritus shall bear all expenses of the arbitration.  Each party shall be responsible for the costs of their own attorneys and related costs (expert witnesses, exhibits, etc.), except to the extent that the arbitrator awards attorneys’ fees as part of the arbitration decision.

(c)
The arbitrator shall not have jurisdiction or authority to change any provision of this Agreement by alterations of, additions to or subtractions from the terms hereof.  The arbitrator’s sole authority shall be to interpret or apply any provision(s) of this Agreement.

(d)
The parties agree that the provisions hereof, and the decision of the arbitrator with respect to any dispute, shall be the sole and exclusive remedy for any alleged breach of this Agreement or the employment relationship.  The parties hereby acknowledge that since arbitration is the exclusive remedy, neither party has the right to resort to any federal, state or local court or administrative agency concerning breaches of this Agreement and that the decision of the arbitrator shall be a complete defense of any suit, action or proceeding instituted in any federal, state or local court before any administrative agency with respect to any dispute which is subject to arbitration as herein set forth.  The arbitration provisions hereof shall, with respect to any dispute, survive the termination or expiration of this Agreement.

IN WITNESS WHEREOF the parties hereto have executed this Agreement effective as of the date and year first above written.

EMERITUS CORPORATION

By:   /s/ Granger Cobb
        Name: Granger Cobb
        Title:  President and Chief Executive Officer

DANIEL R. BATY

By:  /s/ Daniel R. Baty
        Name: Daniel R. Baty (Executive)